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                                                            EXHIBIT 5.B



            [Letterhead of SBC Communications Inc.]



                                   December 16, 1994


Southwestern Bell Capital Corporation
175 E. Houston Street
San Antonio, TX 78205

Dear Sirs:

          With reference to the Registration Statement on Form S-3 which Southwestern Bell Corporation ("SBC") and Southwestern Bell Capital Corporation ("Capital Corporation") propose to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to
(i) Capital Corporation's Debt Securities (the "Securities"), issuable in series under an Indenture dated as of February 1, 1987, as supplemented by a First Supplemental Indenture, dated as of October 1, 1990 (together, the "Indenture"), among Capital Corporation, Southwestern Bell Corporation ("SBC"), as issuer of support obligations pursuant to the Support Agreement dated November 10, 1988 (the "Support Agreement") between Capital Corporation and SBC, and The Bank of New York, as Trustee (the "Trustee"), (ii) debt securities of SBC, issuable in series under an Indenture dated as of November 1, 1994, between SBC and the Trustee, (iii) shares of preferred stock, par value $1.00 per share, of SBC, (iv) depositary shares representing fractional interests in shares of preferred stock, par value $1.00 per share, of SBC, and (v) shares of common stock, par value $1.00 per share, of SBC, and having an aggregate maximum public offering price of $3,000,000,000 I am of the opinion that:

          1. Capital Corporation has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

          2. Each series of the Securities, when duly established by or pursuant to a resolution of Capital Corporation's Board of Directors or in a supplemental indenture, in each case so as not to violate any applicable law or any agreement or instrument to which the Corporation is a party or by which it is bound, executed, authenticated and issued as provided in the Indenture and delivered against payment, will constitute valid and legally binding obligations of Capital Corporation entitled to the benefits of the Indenture.

          3. The Support Agreement has been duly authorized, executed and delivered by Capital Corporation

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and constitutes a valid and legally binding agreement of
Capital Corporation.

          I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above and the making of the statements with respect to me which are set forth under the caption "Legal Opinions" in the prospectus forming a part of the Registration Statement referred to above.

          In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                   Sincerely,


                                   /s/ William J. Free